STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A DELAWARE CORPORATION

TO A NON-DELAWARE ENTITY

PURSUANT SECTION 266 OF THE

GENERAL CORPORATION LAW

1.)

The name of the Corporation is ICHARGEIT, INC.

(If changed, the name under which it’s certificate of incorporation was originally filed was_____________________________.)

2.)

The date of filing of its original certificate of incorporation with the Secretary of State is 11/5/99.

3.)

The jurisdiction to which the corporation shall convert to is Nevada and the name under which the entity shall be known as is ICHARGEIT, INC.

4.)

The conversion has been approved in accordance with this section;

5.)

The corporation may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, and that it irrevocably appoints the Secretary of State as its agent to accept service of process in any such action, suit or proceeding.

6.)

The address to which a copy of the process shall be mailed to by the Secretary of State is ICHARGEIT, INC. c/o James Carroll    11 Washington Street, Hawthorne NJ  07506.

In Witness Whereof, the undersigned have executed this Certificate of Conversion on this   17  day of January, A.D. 2006.

By:	/s/ James Carroll
Authorized Officer
Name:	James Carroll, President
Print or Type Name and Title